AGREEMENT CUM GUARANTEE

         This agreement is made on this 29th day of May, 2000, between:

         NetGuru Inc., a Company incorporated as a Delaware Corporation and having its principal office at 22700 Savi Ranch Parkway, Yorba Linda, California 92887-4608, U.S.A. (hereinafter referred to as the Foreign Shareholders of Interra Global Ltd., which expression shall unless contrary to the context hereof includes its successors, legal representatives and permitted assigns) of the FIRST PART

         AND

         NetGuru India Pvt. Ltd., a Company incorporated under the India Companies Act having its principal office at E2-4, Block GP, Sector V, Calcutta
- 700 091 (hereinafter referred as major Indian Shareholders of Interra Global Ltd., representing the minor shareholders of Interra Global Ltd., which expression shall unless repugnant to law and the context or meaning of the agreement be deemed to mean and includes its nominees, legal heirs, executors, administrators and assigns and successors in interest) being the party of the SECOND PART.

         Both parties have agreed to honor, fulfill and protect the terms of all earlier agreements executed by either parties with whomsoever, related to Interra Global Ltd.,

         IN WITNESS WHEREOF, the parties hereto have here into set and subscribed their respective hands and seals the day and year first hereinabove written.

         For NetGuru Inc., USA

         /s/ Amrit K. Das
         ----------------

         (AMRIT K DAS)
         Chairman & CEO

         For NetGuru India Pvt., Ltd.,

         /s/ Gurudas Sarkar
         ------------------

         (GURUDAS SARKAR)
         Chief Operating Officer

         WITNESS:

         1.       Anup Das
                  GD-337, Salt Lake
                  Calcutta 700 091

         2.       Jyoti Chatterjee
                  742 S. Rock Garden Circle
                  Anaheim Hills, CA 92808


                                      -2-